[SANOFI-AVENTIS LETTERHEAD]



November 8, 2005



Securities and Exchange Commission
450 Fifth Street, N.W., Washington, D.C. 20549


Ladies and Gentlemen:

I am General Counsel of sanofi-aventis, a societe anonyme organized under the laws of the Republic of France (the "Company"). In that capacity, I have acted as French counsel to the Company in connection with a registration statement on Form S-8 (the "Registration Statement") being filed with the United States Securities and Exchange Commission (the "SEC") for the purpose of registering under the United States Securities Act of 1933, as amended (the "Securities Act"), ordinary shares, nominal value (euro)2.00 per share, of the Company ("Company Shares"), including Company Shares that may be represented by American depositary shares of the Company ("Company ADSs") (each Company ADS representing one-half of one Company Share), to be issued pursuant to the Action 2005 Shareholding Plan (the "Plan") to U.S. holders.

In furnishing this opinion, I, or lawyers under my supervision, have examined the Registration Statement, Resolution Number 13 of the General Meeting of the Shareholders of sanofi-aventis held on May 31, 2005, and such other documents, corporate records, certificates of public officials and other agreements, instruments or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. With respect to factual matters I have relied upon the accuracy of all facts and information set forth in the documents, corporate records, certificates and other agreements, instruments and opinions examined. On the basis of the foregoing, I am of the following opinion:

The Company Shares when issued pursuant to the Plan in accordance with the resolution of the general meeting of shareholders referred to above, will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to matters involving the laws of the Republic of France. The foregoing opinion is also limited to the matters expressly stated in this letter, and no opinion shall be implied or inferred beyond the matters expressly stated. The foregoing opinion: (a) is rendered solely in connection with the registration, pursuant to the registration requirements of the Securities Act, of the offering, sale and delivery of the Company Shares to be issued in the United States pursuant to the purchase rights described in the Registration Statement; (b) may not be relied on for any other purpose; and (c) may not be reproduced, referred to or quoted in any offering materials, disclosure materials or similar printed matter.

                                                     Very truly yours,

                                                     /s/ Jean-Pierre Kerjouan
                                                     ---------------------------
                                                     Jean-Pierre Kerjouan
                                                     General Counsel